EXHIBIT 99.1

For immediate release:
May 5, 2015

Zoetis Reports First Quarter 2015 Results and
Announces Comprehensive Operational Efficiency Initiative

•	First Quarter 2015 Revenue of $1.1 Billion Was Flat Compared to First Quarter 2014; an Increase of 6% Excluding Foreign Exchange

•	First Quarter 2015 Reported Net Income of $165 Million, or $0.33 per Diluted Share,
Increased 6%

•	First Quarter 2015 Adjusted Net Income[1] of $207 Million, or Adjusted Diluted EPS[1]
of $0.41, Increased 8%; an Increase of 14% Excluding Foreign Exchange

•	Announces Comprehensive Initiative to Simplify Operations, Improve Cost Structure, and Better Allocate Resources to Generate Cost Savings of Approximately $300 Million by 2017

•	Updates Full Year 2015 Revenue Guidance to $4.675 - $4.775 Billion and Reaffirms Full Year 2015 Adjusted Diluted EPS[1] Guidance of $1.61 - $1.68

FLORHAM PARK, NJ, May 5, 2015 - Zoetis Inc. (NYSE: ZTS) today reported its financial results for the first quarter of 2015 and announced a comprehensive operational efficiency initiative to enhance its long-term competitive position and profitability. The company also updated its guidance for full year 2015 and provided additional details on its outlook for 2016 and 2017 to reflect the impact of the operational efficiency plans and other factors.

The company reported revenue of $1.1 billion for the first quarter of 2015, which was flat compared to the first quarter of 2014; revenue reflected an operational2 increase of 6%, excluding the impact of foreign currency.

Net income for the first quarter of 2015 was $165 million, or $0.33 per diluted share, an increase of 6% compared to the first quarter of 2014. Adjusted net income1 for the first quarter of 2015 was $207 million, or $0.41 per diluted share, an increase of 8%. Adjusted net income for the first quarter of 2015 excludes the net impact of $42 million, or $0.08 per diluted share, for purchase accounting adjustments, acquisition-related costs and certain significant items. On an operational basis, adjusted net income for the first quarter of 2015 increased 14%, with foreign currency having a negative impact of 6 percentage points.

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EXECUTIVE COMMENTARY
“For the first quarter, we continued our solid financial performance from last year,” said Zoetis Chief Executive Officer Juan Ramón Alaix. “Our first quarter revenue grew 6% operationally, based on strength in the U.S. and Latin American markets, and our adjusted net income grew 14% operationally, in line with our objective to grow adjusted net income faster than sales.”

“Our business model - based on direct customer interaction, R&D and manufacturing capabilities - along with excellence in execution and a singular focus on animal health are key elements of our success,” said Alaix. “As we look ahead, we intend to build on that formula and perform even better.”

“For the past two years, our focus has been on delivering our operating and financial targets, while successfully establishing Zoetis as a standalone company,” continued Alaix. “Now having entered the final stage of our stand-up projects and building on the strong momentum in our business, we are announcing plans to further improve our operations and better position Zoetis to drive long-term profitable growth. The implementation of our plans will allow us to become more competitive by being more focused and cost-efficient, while taking full advantage of our scale and business model.”

Paul Herendeen, Executive Vice President and Chief Financial Officer of Zoetis, said, “This initiative is a natural next step in the evolution of our company. We took a comprehensive look across our business and identified opportunities to generate higher quality, profitable growth, while preserving and enhancing our competitive advantages - our customer-facing sales approach, research and development of innovative products, and high-quality manufacturing and supply.”

“The operational efficiency initiative we announced today will result in a company that will generate more profit from a slightly smaller, more focused revenue base. We expect to generate cost savings of approximately $300 million in 2017 and to improve our adjusted operating margin from 25% in 2014 to approximately 34% in 2017,” said Herendeen. “By 2017, we will be a company that can grow our re-based organic revenue in line with or faster than the mid-single digit growth of our markets, while holding growth in our leaned-out operating expenses to the inflation rate, thereby delivering long-term profit growth greater than our revenue growth. We will also be better positioned to create value from potential business development opportunities,” concluded Herendeen.

QUARTERLY HIGHLIGHTS
Zoetis organizes and manages its business across four regional operating segments: the United States (U.S.); Europe/Africa/Middle East (EuAfME); Canada/Latin America (CLAR); and Asia/Pacific (APAC). Within each of these regional segments, the company delivers a diverse portfolio of products for livestock and companion animals tailored to local trends and customer needs.

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In the first quarter of 2015:

•
Revenue in the U.S. was $521 million, an increase of 9% compared to the first quarter of 2014. Sales of livestock products grew 14%, led by growth in cattle products due to the strength of our portfolio and continued favorable market conditions. Increases in the sales of swine products were driven by a higher population of pigs as well as sales of the PEDv vaccine. Sales of poultry products grew primarily due to the re-introduction of ZOAMIX®, a medicated feed additive. Companion animal product sales grew 3% driven by the performance of key brands such as PROHEART® and REVOLUTION®, the addition of products from Abbott Animal Health, promotional programs, improved weather conditions, and new product launches in diagnostics. This growth was partially offset by competitive challenges to RIMADYL® and sedation products, as well as declines in equine products.

•
Revenue in EuAfME was $237 million, operationally flat compared to the first quarter of 2014. Sales of anti-infectives declined in both livestock and companion animal products due to the implementation of new legislation in France. Livestock sales declined 2% operationally due to the French legislation and declines in Russia, but were somewhat offset by growth in other emerging markets. Companion animal products grew 4% operationally, led by broad growth in key brands such as CERENIA® and STRONGHOLD®, as well as improved product availability in equine products.

•
Revenue in CLAR was $173 million, an increase of 13% operationally compared to the first quarter of 2014, with strong growth in both livestock and companion animal products. Sales of livestock products grew 13% operationally, as favorable cattle and swine market dynamics across the region drove growth of premium brands, particularly in Brazil and Venezuela. Poultry product sales declined due primarily to timing of customer product rotations in several countries. Sales of companion animal products grew 14% operationally, driven by sales in Venezuela and performance of key brands in Brazil.

•
Revenue in APAC was $161 million, an increase of 1% compared to the first quarter of 2014. Growth in emerging markets was offset by declines in developed markets. Sales of livestock products grew 1% operationally, primarily based on strong swine product sales in Southeast Asia. Swine sales in China declined as weaker market conditions led to softer demand for premium products. Poultry sales experienced a slight decline due to weaker market conditions in South Korea and the Philippines. Cattle sales declined in the quarter due to prolonged drought conditions in Australia and New Zealand, partially offset by emerging market growth, particularly in China and India. Sales of companion animal products were operationally flat in the quarter, mainly due to declines in Australia and the prior termination of a distributor agreement in Japan.

Zoetis continues to drive demand and strengthen its diverse portfolio of products through product lifecycle developments, strong customer relationships and access to new markets and technologies. The company is focused on improving the performance and delivery of its current product lines; expanding product indications across species; pursuing approvals in new geographies; and developing innovative medicines, treatments and solutions for emerging diseases and unmet customer needs.

Some highlights of the company’s product lifecycle development this quarter include expanding the reach of key products into new markets and with new indications. For example, the BOVI-SHIELD

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GOLD® FP line of vaccines for certain bovine respiratory and reproductive diseases received approval for additional claims in the U.S. to help prevent fetal infections caused by bovine viral diarrhea (BVD) virus Types 1 and 2; this product line was first approved in the U.S. in 2009. FOSTERA™ PCV MH, a vaccine that helps prevent certain diseases in swine, expanded into new markets such as Thailand and Russia in the first quarter; it was first approved in the U.S. in 2013. And, CERENIA®, an antiemetic to treat and prevent acute vomiting in dogs and cats, was approved for cats in Japan; it was first approved in Europe in 2006.

OVERVIEW OF COMPREHENSIVE OPERATIONAL EFFICIENCY INITIATIVE
Zoetis also announced a company-wide operational efficiency initiative designed to reduce complexity in its global operations and optimize its resource allocation and efficiency. All plans are subject to consultations with works councils and unions in certain markets.

The main actions in the program will be:

•	Reducing complexity in the company’s product portfolio and structure

◦	Increasing focus on key products, key markets and strategic manufacturing sites

◦	Improving profitability and enhancing the reliability and efficiency of the supply network by eliminating approximately 5,000 lower-revenue, lower-margin product SKUs

◦	Continuing to re-shape the company’s supply network, including plans to sell or exit 10 manufacturing sites over the long term

◦	Changing its selling approach in approximately 30 markets by shifting to indirect sales or reducing its presence in certain countries

◦
Consolidating from a four-region structure to a two-region structure -- U.S. and International -- resulting in a more cost-efficient infrastructure and more standardized processes. The U.S Region will be led by Kristin Peck, and the International Region will be led by Clint Lewis; both are current members of the Zoetis executive team

•	Optimizing resource allocation and efficiency

◦	Streamlining corporate functions and significantly reducing general and administrative (G&A) costs by improving execution and efficiency

◦	Focusing resources closer to customers and reducing the allocation of resources to non-customer facing commercial activities

◦	Reducing management layers, increasing spans of control and operating more efficiently as a result of less internal complexity and more standardization of processes

◦	Enhancing R&D focus to support a smaller portfolio of products and better prioritize R&D projects with the highest returns

The implementation of this initiative increases the company’s outlook for 2017 operating profit by $200 million, driven by $300 million in expected cost savings, which is expected to more than offset a reduction of revenue and gross profit of $280 million and $100 million, respectively.

The operational efficiency initiative is incremental to the Supply Network Strategy that was previously announced and that is expected to add an additional 200 basis points to gross margin by 2020.

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Separately, the company has decided to reduce its business in Venezuela. The impact of this change will reduce the company-wide outlook for 2017 revenue, gross profit, and operating profit by approximately $90 million, $65 million, and $55 million, respectively.

As a result of the operational efficiency initiative and supply network strategy, Zoetis expects to record restructuring charges and other one-time cash charges of $400-500 million, primarily by the end of 2016. Additional, primarily non-cash charges related to the company’s long-term supply network strategy will occur as the specific plans for each manufacturing site are finalized in the coming years.

FINANCIAL GUIDANCE
Zoetis is updating its financial guidance for full year 2015 to reflect the impact of the operational efficiency program, a reduction of its presence in Venezuela, and changes in foreign exchange rates:

•	Revenue of between $4.675 billion to $4.775 billion

•	Reported diluted EPS of between $0.79 to $1.02 per share

•	Adjusted diluted EPS[1] of between $1.61 to $1.68 per share

The company also provided updates to its long-term outlook for 2017:

•	Revenue of $4.850 billion to $5.050 billion

•	Reported diluted EPS of between $1.98 to $2.16 per share

•	Adjusted cost of sales[1] as a percentage of revenue of approximately 32% to 33%

•	Adjusted EBIT margin[1] of approximately 34%

•	Adjusted diluted EPS of $2.18 to $2.32

Additional guidance on other items for 2015, 2016 and 2017 such as expenses and tax rate are included in the financial tables and will be discussed on the company's conference call this morning.

WEBCAST & CONFERENCE CALL DETAILS
Zoetis will host a webcast and conference call at 8:30 a.m. (EDT) today, during which company executives will review first quarter financial results, discuss 2015 financial guidance, and respond to questions from financial analysts. Investors and the public may access the live webcast by visiting the Zoetis website at http://www.zoetis.com/events-and-presentations. A replay of the webcast will be archived and made available on May 5, 2015.

About Zoetis
Zoetis (zô-EH-tis) is the leading animal health company, dedicated to supporting its customers and their businesses. Building on more than 60 years of experience in animal health, Zoetis discovers, develops, manufactures and markets veterinary vaccines and medicines, complemented by diagnostic products and genetic tests and supported by a range of services. In 2014, the company generated annual revenue of $4.8 billion. With approximately 10,000 employees worldwide at the beginning of 2015, Zoetis serves veterinarians, livestock producers and people who raise and care

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for farm and companion animals with sales of its products in 120 countries. For more information, visit www.zoetis.com.

1 Adjusted net income and its components, adjusted diluted earnings per share, and adjusted earnings before interest and taxes (EBIT) (non-GAAP financial measures) are defined as reported net income attributable to Zoetis, reported diluted earnings per share and reported EBIT, excluding purchase accounting adjustments, acquisition-related costs and certain significant items.

2 Operational revenue growth is defined as revenue growth excluding the impact of foreign exchange.

DISCLOSURE NOTICES
Forward-Looking Statements:  This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects, future operating or financial performance, expectations regarding products, future use of cash and dividend payments, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

Use of Non-GAAP Financial Measures: We use non-GAAP financial measures, such as adjusted net income and adjusted diluted earnings per share, to assess and analyze our operational results and trends and to make financial and operational decisions. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this press release should not be considered alternatives to measurements required by GAAP, such as net income, operating income, and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this press release and are posted on our website at www.zoetis.com.

Internet Posting of Information: We routinely post information that may be important to investors in the 'Investors' section of our website at www.zoetis.com, on our Facebook page at http://www.facebook.com/zoetis and on Twitter @zoetis. We encourage investors and potential investors to consult our website regularly and to follow us on Facebook and Twitter for important information about us.

Media Contacts:	Investor Contacts:
Bill Price	John O'Connor
1-973-443-2742 (o)	1-973-822-7088 (o)
william.price@zoetis.com	john.oconnor@zoetis.com

Elinore White	Steve Frank
1-973-443-2835 (o)	1-973-822-7141 (o)
elinore.y.white@zoetis.com	steve.frank@zoetis.com

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ZOETIS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME(a)
(UNAUDITED)
(millions of dollars, except per share data)

	First Quarter
	2015	2014	% Change
Revenue	$1,102	$1,097	—
Costs and expenses:
Cost of sales(b)	394	379	4
Selling, general and administrative expenses(b)	354	356	(1)
Research and development expenses(b)	80	87	(8)
Amortization of intangible assets(c)	15	15	—
Restructuring charges and certain acquisition-related costs	1	3	(67)
Interest expense	28	29	(3)
Other (income)/deductions–net	—	1	(100)
Income before provision for taxes on income	230	227	1
Provision for taxes on income	65	72	(10)
Net income before allocation to noncontrolling interests	165	155	6
Less: Net income attributable to noncontrolling interests	—	—	—
Net income attributable to Zoetis	$165	$155	6

Earnings per share—basic	$0.33	$0.31	6

Earnings per share—diluted	$0.33	$0.31	6

Weighted-average shares used to calculate earnings per share (in thousands)
Basic	501,146	500,231
Diluted	503,224	500,702

(a)
The condensed consolidated statements of income present the three months ended March 29, 2015 and March 30, 2014. Subsidiaries operating outside the United States are included for the three months ended February 22, 2015 and February 23, 2014.

(b)	Exclusive of amortization of intangible assets, except as discussed in footnote (c) below.

(c)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, general and administrative expenses or Research and development expenses, as appropriate.

Certain amounts and percentages may reflect rounding adjustments.

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ZOETIS INC.
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per share data)

	Quarter ended March 29, 2015
	GAAP Reported(a)	Purchase Accounting Adjustments	Acquisition- Related Costs(1)	Certain Significant Items(2)	Non-GAAP Adjusted(b)
Revenue	$1,102	$—	$—	$—	$1,102
Cost of sales(c)	394	(2)	—	(7)	385
Gross profit	708	2	—	7	717
Selling, general and administrative expenses(c)	354	—	—	(34)	320
Research and development expenses(c)	80	—	—	—	80
Amortization of intangible assets(d)	15	(11)	—	—	4
Restructuring charges and certain acquisition-related costs	1	—	(1)	—	—
Interest expense	28	—	—	—	28
Other (income)/deductions–net	—	—	—	—	—
Income before provision for taxes on income	230	13	1	41	285
Provision for taxes on income	65	7	(2)	8	78
Net income attributable to Zoetis	165	6	3	33	207
Earnings per common share attributable to Zoetis–diluted(e)	0.33	0.01	0.01	0.06	0.41

	Quarter ended March 30, 2014
	GAAP Reported(a)	Purchase Accounting Adjustments	Acquisition- Related Costs(1)	Certain Significant Items(2)	Non-GAAP Adjusted(b)
Revenue	$1,097	$—	$—	$—	$1,097
Cost of sales(c)	379	(1)	—	(3)	375
Gross profit	718	1	—	3	722
Selling, general and administrative expenses(c)	356	1	—	(30)	327
Research and development expenses(c)	87	—	—	—	87
Amortization of intangible assets(d)	15	(12)	—	—	3
Restructuring charges and certain acquisition-related costs	3	—	(2)	(1)	—
Interest expense	29	—	—	—	29
Other (income)/deductions–net	1	—	—	(2)	(1)
Income before provision for taxes on income	227	12	2	36	277
Provision for taxes on income	72	4	1	9	86
Net income attributable to Zoetis	155	8	1	27	191
Earnings per common share attributable to Zoetis–diluted(e)	0.31	0.02	—	0.05	0.38

(a)
The condensed consolidated statements of income present the three months ended March 29, 2015 and March 30, 2014. Subsidiaries operating outside the United States are included for the three months ended February 22, 2015 and February 23, 2014.

(b)
Non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP adjusted net income and its components and non-GAAP adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(c)	Exclusive of amortization of intangible assets, except as discussed in footnote (d) below.

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(d)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, general and administrative expenses or Research and development expenses, as appropriate.

(e)	EPS amounts may not add due to rounding.
See Notes to Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for notes (1) and (2).
Certain amounts may reflect rounding adjustments.

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ZOETIS INC.
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars)

(1)	Acquisition-related costs include the following:

	First Quarter
	2015	2014
Integration costs(a)	$1	$2
Total acquisition-related costs—pre-tax	1	2
Income taxes(b)	(2)	1
Total acquisition-related costs—net of tax	$3	$1

(a)
Integration costs represent external, incremental costs directly related to integrating acquired businesses and primarily include expenditures for consulting and the integration of systems and processes. Included in Restructuring charges and certain acquisition-related costs.

(b)
Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate, as well as a tax charge related to the acquisition of certain assets of Abbott Animal Health.

(2) Certain significant items include the following:

	First Quarter
	2015	2014
Restructuring charges(a)	$—	$1
Stand-up costs(b)	23	33
Operational efficiency initiative(c)	15	—
Other(d)	3	2
Total certain significant items—pre-tax	41	36
Income taxes(e)	8	9
Total certain significant items—net of tax	$33	$27

(a)	Related to our cost-reduction/productivity initiatives. Included in Restructuring charges and certain acquisition-related costs.

(b)
Represents certain nonrecurring costs related to becoming an independent public company, such as new branding (including changes to the manufacturing process for required new packaging), the creation of standalone systems and infrastructure, site separation, and certain legal registration and patent assignment costs. Included in Cost of sales ($2 million and $3 million) and Selling, general and administrative expenses ($21 million and $30 million) for the three months ended March 29, 2015 and March 30, 2014, respectively.

(c)	Represents consulting fees related to our operational efficiency initiative. Included in Cost of sales ($5 million) and Selling, general and administrative expenses ($10 million).

(d)
For the three months ended March 29, 2015, represents charges due to unusual investor-related activities, included in Selling, general and administrative expenses. For the three months ended March 30, 2014, represents a pension plan settlement charge related to the divestiture of a manufacturing plant ($4 million), partially offset by an insurance recovery of litigation related charges ($2 million income), both included in Other (income)/deductions.

(e)
Included in Provision for taxes on income. Income taxes include the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction's applicable tax rate.

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ZOETIS INC.
ADJUSTED SELECTED COSTS, EXPENSES AND INCOME (a)
(UNAUDITED)
(millions of dollars)

			% Change
	First Quarter		(Favorable)/Unfavorable
	2015	2014	Total	Foreign Exchange	Operational
Adjusted cost of sales	$385	$375	3%	(6)%	9%
as a percent of revenue	34.9%	34.2%	NA	NA	NA
Adjusted SG&A expenses	320	327	(2)%	(5)%	3%
Adjusted R&D expenses	80	87	(8)%	(2)%	(6)%
Adjusted net income attributable to Zoetis	207	191	8%	(6)%	14%

(a)
Adjusted cost of sales, adjusted selling, general, and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, and adjusted net income attributable to Zoetis are defined as the corresponding reported U.S. generally accepted accounting principles (GAAP) income statement line items excluding purchase accounting adjustments, acquisition-related costs, and certain significant items. Reconciliations of certain reported to adjusted information for the three months ended March 29, 2015 and March 30, 2014 are provided in the materials accompanying this report. These adjusted income statement line item measures are not, and should not be viewed as, substitutes for the corresponding U.S. GAAP line items.

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ZOETIS INC.
2015 GUIDANCE

Selected Line Items (millions of dollars, except per share amounts)	As provided on February 11, 2015	Foreign exchange(a)	Venezuela business(b)	Operational efficiency initiative	Updated Full Year 2015
Revenue	$4,800 to $4,900	($75)	($50)		$4,675 to $4,775
Operational growth	6.5% to 8.5%				5.5% to 7.5%
Adjusted cost of sales as a percentage of revenue(c)	35.5% to 36.0%				35.5% to 36.0%
Adjusted SG&A expenses(c)	$1,420 to $1,470	($20)	($5)	($40)	$1,355 to $1,405
Adjusted R&D expenses(c)	$385 to $405			($5)	$380 to $400
Adjusted interest expense and other (income)/deductions(c)	Approximately $110				Approximately $110
Effective tax rate on adjusted income(c)	Approximately 29%				Approximately 29%
Adjusted diluted EPS(c)	$1.61 to $1.68	($0.01)	($0.05)	$0.06	$1.61 to $1.68
Adjusted net income(c)	$810 to $845	($5)	($25)	$30	$810 to $845
Operational growth	11% to 16%				12% to 17%
Certain significant items(d) and acquisition-related costs	$140 to $160			$270 to $330	$410 to $490
Reported diluted EPS	$1.32 to $1.39	($0.01)	($0.05)	($0.34 to $0.46)	$0.79 to $1.02

A reconciliation of 2015 adjusted net income and adjusted diluted EPS guidance to 2015 reported net income attributable to Zoetis and reported diluted EPS attributable to Zoetis common shareholders guidance follows:

Full-Year 2015 Guidance
(millions of dollars, except per share amounts)	Net Income	Diluted EPS
Adjusted net income/diluted EPS(c) guidance	~$810 - $845	~$1.61 - $1.68
Purchase accounting adjustments	~(40)	~(0.08)
Certain significant items(d) and acquisition-related costs	~(290 - 370)	~(0.58 - 0.74)
Reported net income attributable to Zoetis/diluted EPS guidance	~$400 - $515	~$0.79 - $1.02

(a)	Reflects the impact of changes to foreign exchange rates underlying prior guidance and current foreign exchange rates.

(b)	Reflects the expected impact of our business reduction in Venezuela.

(c)
Adjusted net income and its components and adjusted diluted EPS are defined as reported U.S. generally accepted accounting principles (GAAP) net income and its components and reported diluted EPS excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted cost of sales, adjusted selling, general and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, adjusted interest expense and adjusted other (income)/deductions are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure. Despite the importance of these measures to management in goal setting and performance measurement, adjusted net income and its components and adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, adjusted net income and its components and adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Adjusted net income and its components and adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance. Adjusted net income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(d)
Primarily includes certain nonrecurring costs related to restructuring and other charges for the operational efficiency initiative, becoming an independent public company, such as new branding (including changes to the manufacturing process for required new packaging), the creation of standalone systems and infrastructure, site separation, and certain legal registration and patent assignment costs.

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ZOETIS INC.
2016-2017 GUIDANCE

Selected Line Items (millions of dollars, except per share amounts)	2016	2017
Revenue	$4,650 to $4,800	$4,850 to $5,050
Operational growth	(1)% to 2%	3% to 7%
Adjusted cost of sales as a percentage of revenue(a)	33% to 34%	32% to 33%
Adjusted SG&A expenses(a)	$1,270 to $1,340	$1,240 to $1,330
Adjusted R&D expenses(a)	$380 to $400	$380 to $400
Adjusted interest expense and other (income)/deductions(a)	Approximately $110	Approximately $110
Adjusted EBIT margin(a)	Approximately 31%	Approximately 34%
Effective tax rate on adjusted income(a)	Approximately 30%	Approximately 29%
Adjusted diluted EPS(a)	$1.81 to $1.93	$2.18 to $2.32
Adjusted net income(a)	$910 to $970	$1,095 to $1,165
Operational growth	12% to 19%	17% to 24%
Certain significant items(b) and acquisition-related costs	$130 to $180	$50 to $80
Reported diluted EPS	$1.45 to $1.65	$1.98 to $2.16

A reconciliation of 2016 and 2017 adjusted net income and adjusted diluted EPS guidance to 2016 and 2017 reported net income attributable to Zoetis and reported diluted EPS attributable to Zoetis common shareholders guidance follows:

Full-Year 2016 Guidance
(millions of dollars, except per share amounts)	Net Income	Diluted EPS
Adjusted net income/diluted EPS(a) guidance	~$910 - $970	~$1.81 - $1.93
Purchase accounting adjustments	~(40)	~(0.08)
Certain significant items(b) and acquisition-related costs	~(100 - 140)	~(0.20 - 0.28)
Reported net income attributable to Zoetis/diluted EPS guidance	~$730 - $830	~$1.45 - $1.65

Full-Year 2017 Guidance
(millions of dollars, except per share amounts)	Net Income	Diluted EPS
Adjusted net income/diluted EPS(a) guidance	~$1,095 - $1,165	~$2.18 - $2.32
Purchase accounting adjustments	~(40)	~(0.08)
Certain significant items(b) and acquisition-related costs	~(40 - 60)	~(0.08 - 0.12)
Reported net income attributable to Zoetis/diluted EPS guidance	~$995 - $1,085	~$1.98 - $2.16

(a)
Adjusted net income and its components and adjusted diluted EPS are defined as reported U.S. generally accepted accounting principles (GAAP) net income and its components and reported diluted EPS excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted cost of sales, adjusted selling, general and administrative (SG&A) expenses, adjusted research and development (R&D) expenses, adjusted interest expense, adjusted other (income)/deductions are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure. Adjusted earnings before interest and taxes (EBIT) is defined as reported EBIT excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Despite the importance of these measures to management in goal setting and performance measurement, adjusted net income and its components and adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, adjusted net income and its components and adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Adjusted net income and its components and adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance. Adjusted net income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(b)
Primarily includes certain nonrecurring costs related to restructuring and other charges for the operational efficiency initiative, becoming an independent public company, such as new branding (including changes to the manufacturing process for required new packaging), the creation of standalone systems and infrastructure, site separation, and certain legal registration and patent assignment costs.

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ZOETIS INC.
CONSOLIDATED REVENUE BY SEGMENT(a) AND SPECIES
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2015	2014	Total	Foreign Exchange	Operational
Revenue:
Livestock	$715	$706	1%	(6)%	7%
Companion Animal	377	380	(1)%	(5)%	4%
Contract Manufacturing	10	11	(9)%	3%	(12)%
Total Revenue	$1,102	$1,097	—%	(6)%	6%

U.S.
Livestock	$299	$263	14%	—%	14%
Companion Animal	222	216	3%	—%	3%
Total U.S. Revenue	$521	$479	9%	—%	9%

EuAfME
Livestock	$156	$181	(14)%	(12)%	(2)%
Companion Animal	81	89	(9)%	(13)%	4%
Total EuAfME Revenue	$237	$270	(12)%	(12)%	—%

CLAR
Livestock	$138	$135	2%	(11)%	13%
Companion Animal	35	33	6%	(8)%	14%
Total CLAR Revenue	$173	$168	3%	(10)%	13%

APAC
Livestock	$122	$127	(4)%	(5)%	1%
Companion Animal	39	42	(7)%	(7)%	—%
Total APAC Revenue	$161	$169	(5)%	(6)%	1%

Livestock:
Cattle	$397	$391	2%	(5)%	7%
Swine	170	160	6%	(7)%	13%
Poultry	129	135	(4)%	(5)%	1%
Other	19	20	(5)%	(9)%	4%
Total Livestock Revenue	$715	$706	1%	(6)%	7%

Companion Animal:
Horses	$40	$43	(7)%	(3)%	(4)%
Dogs and Cats	337	337	—%	(5)%	5%
Total Companion Animal Revenue	$377	$380	(1)%	(5)%	4%

(a)	For a description of each segment, see Note 18A to Zoetis's consolidated and combined financial statements included in Zoetis's Form 10-K for the year ended December 31, 2014.
Certain amounts and percentages may reflect rounding adjustments.

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ZOETIS INC.
SEGMENT EARNINGS(a)
(UNAUDITED)
(millions of dollars)

	First Quarter		% Change
	2015	2014	Total	Foreign Exchange	Operational
U.S.	$315	$278	13%	—%	13%
EuAfME	102	112	(9)%	(12)%	3%
CLAR	66	64	3%	(23)%	26%
APAC	62	66	(6)%	(4)%	(2)%
Total Reportable Segments	545	520	5%	(6)%	11%

Other business activities(b)	(67)	(72)	(7)%
Reconciling Items:
Corporate(c)	(133)	(125)	6%
Purchase accounting adjustments(d)	(13)	(12)	8%
Acquisition-related costs(e)	(1)	(2)	(50)%
Certain significant items(f)	(41)	(36)	14%
Other unallocated(g)	(60)	(46)	30%
Total Earnings(h)	$230	$227	1%

(a)	For a description of each segment, see Note 18A to Zoetis's consolidated and combined financial statements included in Zoetis's Form 10-K for the year ended December 31, 2014.

(b)	Other business activities reflect the research and development costs managed by our Research and Development organization as well as our contract manufacturing business.

(c)	Corporate includes, among other things, administration expenses, interest expense, certain compensation and other costs not charged to our operating segments.

(d)	Purchase accounting adjustments include certain charges related to intangible assets and property, plant and equipment not charged to our operating segments.

(e)
Acquisition-related costs can include costs associated with acquiring, integrating and restructuring newly acquired businesses, such as transaction costs, integration costs, restructuring charges and additional depreciation associated with asset restructuring.

(f)
Certain significant items are substantive, unusual items that, either as a result of their nature or size, would not be expected to occur as part of our normal business on a regular basis. Such items primarily include certain costs related to becoming an independent public company, restructuring charges and implementation costs associated with our cost-reduction/productivity initiatives that are not associated with an acquisition, costs associated with corporate strategy reviews, certain legal and commercial settlements, and the impact of divestiture-related gains and losses.

(g)	Includes overhead expenses associated with our manufacturing operations not directly attributable to an operating segment.

(h)	Defined as income before provision for taxes on income.
Certain amounts and percentages may reflect rounding adjustments.

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